Exhibit 99.3

Unaudited pro forma condensed consolidated financial data

The unaudited pro forma condensed consolidated financial data set forth below is based on the historical consolidated financial statements of Analogic Corporation and its subsidiaries (“Analogic” or the “Company”) and the historical consolidated financial statements of Copley Controls Corporation and its subsidiary (“Copley”), and adjustments described in the accompanying notes to the unaudited pro forma consolidated financial data. The unaudited pro forma condensed consolidated financial data is presented to give effect to the Company’s acquisition of Copley (the “Merger”). The unaudited pro forma condensed consolidated balance sheet combines the historical consolidated balance sheets of the Company as of January 31, 2008 and Copley as of December 29, 2007, giving effect to the Merger as if it occurred on January 31, 2008. The unaudited pro forma condensed consolidated statements of operations combine the historical consolidated statements of operations of the Company for the fiscal year ended July 31, 2007 and the six months ended January 31, 2008 and of Copley for the twelve months ended June 30, 2007 and the six months ended December 29, 2007, giving effect to the Merger as if it occurred on August 1, 2006.

The pro forma condensed consolidated statements of operations reflect only pro forma adjustments expected to have a continuing impact on the combined results beyond 12 months from the consummation of the Merger and have not been adjusted to reflect any operating efficiencies that may be realized by the Company as a result of the Merger. The Company expects to incur certain charges and expenses related to integrating the operations of itself and Copley. The Company is assessing the combined operating structure, business processes and circumstances that bear upon the operations, facilities and other assets of these businesses and is developing a combined strategic and operating plan. The objective of this plan will be to enhance productivity and efficiency of the combined operations. The nature of any integration-related charges and expenses may include provisions for personnel related costs, idle facility space, and other charges identified in connection with the development and implementation of the plan. The unaudited pro forma condensed consolidated statements of operations do not reflect such charges and expenses.

The unaudited pro forma condensed consolidated financial data are for illustrative purposes only, are hypothetical in nature and do not purport to represent what the Company’s results of operations, balance sheet or other financial information would have been if the Merger had occurred as of the dates indicated or what such results will be for any future periods. The unaudited pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable, including an allocation of the purchase price based on an estimate of fair value, and exclude certain non-recurring charges as disclosed. These estimates are preliminary and are based on information currently available and could change significantly. The unaudited pro forma condensed consolidated financial data and accompanying notes should be read in conjunction with the historical consolidated financial statements, including the related notes, of the Company included in its Annual Report on Form 10-K for the year ended July 31, 2007 and its quarterly report on Form 10-Q for the quarterly period ended January 31, 2008 and of Copley included in Exhibit 99.2 to this Current Report on Form 8-K/A.

Unaudited pro forma condensed consolidated financial data

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands)

	Analogic January 31, 2008	Copley December 29, 2007	Pro forma
			Merger Adjustments (See Note 2)		Total
Assets
Current assets:
Cash and cash equivalents	$184,983	$15,857	$(10,857	)(a)	$112,397
			(77,586	)(b)
Marketable securities	55,528	425	(425	)(a)	55,528
Accounts receivable, net	57,871	9,157	—		67,028
Inventories	58,287	15,477	1,598	(c)	75,362
Deferred income taxes	6,884	—	—		6,884
Other current assets	10,008	555	—		10,563

Total current assets	373,561	41,471	(87,270)		327,762

Property, plant, and equipment, net	83,690	3,790	330	(d)	87,810
Capitalized software, net	3,024	—	—		3,024
Goodwill	—	—	8,345	(e)	8,345
Intangibles assets, net	18	289	46,094	(e)	46,112
			(289	)(f)
Other assets	8,766	—	—		8,766
Deferred income taxes	8,855	—	—		8,855

Total Assets	$477,914	$45,550	$(32,790)		$490,674

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable, trade	$20,329	$5,277	$—		$25,606
Accrued liabilities	23,994	4,596	2,887	(g)	31,477
Advance payments and deferred revenue	10,983	—	—		10,983

Total current liabilities	55,306	9,873	2,887		68,066

Long-term liabilities:
Other long-term liabilities	7,046	523	(523	)(h)	7,046
Deferred income taxes	711	—	—		711

Total long-term liabilities	7,757	523	(523)		7,757

Commitments and guarantees
Stockholders’ equity:
Common stock	670	865	(865	)(i)	670
Capital in excess of par value	67,612	277	(277	)(i)	67,612
Loan to stockholders	—	(105)	105	(i)	—
Retained earnings	331,398	33,834	(33,834	)(i)	331,398
Accumulated other comprehensive income	15,171	283	(283	)(i)	15,171

Total stockholders’ equity	414,851	35,154	(35,154)		414,851

Total Liabilities and Stockholders’ Equity	$477,914	$45,550	$(32,790)		$490,674

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

Unaudited pro forma condensed consolidated financial data

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except per share data)

	Twelve Months Ended		Pro forma
	Analogic July 31, 2007	Copley June 30, 2007	Merger Adjustments (See Note 2)		Total
Net revenue:
Product	$312,921	$81,576	$—		$394,497
Engineering	17,182	—	—		17,182
Other	10,679	—	—		10,679

Total net revenue	340,782	81,576	—		422,358

Cost of sales:
Product	192,572	58,580	1,100	(j)	252,252
Engineering	15,736	—	—		15,736
Other	6,634	—	—		6,634
Asset impairment charges	8,625	—	—		8,625

Total cost of sales	223,567	58,580	1,100		283,247

Gross margin	117,215	22,996	(1,100)		139,111

Operating expenses:
Research and product development	46,955	6,187	—		53,142
Selling and marketing	30,066	3,702	1,800	(j)	35,568
General and administrative	36,789	3,707	—		40,496
Asset impairment charges	1,080	—	—		1,080

Total operating expenses	114,890	13,596	1,800		130,286

Income (loss) from operations	2,325	9,400	(2,900)		8,825

Other (income) expense:
Interest income, net	(12,755)	(425)	3,600	(k)	(9,580)
Equity loss in unconsolidated affiliates	667	—	—		667
Other	(4,262)	12	—		(4,250)

Total other (income) expense	(16,350)	(413)	3,600		(13,163)

Income (loss) before income taxes	18,675	9,813	(6,500)		21,988
Provision (benefit) for income taxes	3,295		758	(l)	4,053

Net income	$15,380	$9,813	$(7,258)		$17,935

Net income per share:

Basic	$1.11				$1.30

Diluted	$1.10				$1.29

Weighted-average shares outstanding:
Basic	13,814				13,814
Diluted	13,946				13,946

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

Unaudited pro forma condensed consolidated financial data

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS — (CONTINUED)

(in thousands, except per share data)

	Six Months Ended		Pro forma
	Analogic January 31, 2008	Copley December 29, 2007	Merger Adjustments (See Note 2)		Total
Net revenue:
Product	$179,542	$39,305	$—		$218,847
Engineering	8,244	—	—		8,244
Other	5,815	—	—		5,815

Total net revenue	193,601	39,305	—		232,906

Cost of sales:
Product	109,224	28,847	550	(j)	138,621
Engineering	8,576	—	—		8,576
Other	3,644	—	—		3,644

Total cost of sales	121,444	28,847	550		150,841

Gross margin	72,157	10,458	(550)		82,065

Operating expenses:
Research and product development	23,040	3,516	—		26,556
Selling and marketing	15,787	1,831	900	(j)	18,518
General and administrative	19,136	2,039	—		21,175

Total operating expenses	57,963	7,386	900		66,249

Income (loss) from operations	14,194	3,072	(1,450)		15,816

Other (income) expense:
Interest income, net	(5,187)	(301)	1,800	(k)	(3,688)
Other	(860)	7	—		(853)

Total other (income) expense	(6,047)	(294)	1,800		(4,541)

Income (loss) before income taxes	20,241	3,366	(3,250)		20,357
Provision (benefit) for income taxes	6,706	—	(61	)(l)	6,645

Net income	$13,535	$3,366	$(3,189)		$13,712

Net income per share:

Basic	$1.03				$1.04

Diluted	$1.02				$1.04

Weighted-average shares outstanding:
Basic	13,133				13,133
Diluted	13,245				13,245

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

Unaudited pro forma condensed consolidated financial data

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share data)

1. On April 14, 2008, the Company completed the acquisition of all of the outstanding shares of Copley’s Common Stock for cash consideration of $76,875, which represented the agreed purchase price pursuant to the Merger Agreement (the “Agreement”) of $68,750 plus an adjustment of $8,125. The adjustment resulted from Copley’s estimated working capital as of the closing date, which included $5,000 of cash, exceeding the working capital target of $16,200 as required under the terms of the Agreement. The Company and the former shareholders of Copley have elected to treat the acquisition as an asset purchase for tax purposes. As a result, the Company will make a payment to the former shareholders of Copley of up to an additional $1,800 in the aggregate as reimbursement for the tax consequences of the transaction. Analogic estimates that, subject to the final determination of Copley’s actual indebtedness and working capital as of the closing date, the total purchase price to be paid, including the full reimbursement to Copley shareholders for the tax consequences of the Merger currently estimated at $1,000, estimated additional working capital adjustment payments of $787, and estimated transaction costs of $711, will be approximately $79,373.

Under the purchase method of accounting, the assets and liabilities of Copley will be recorded at their fair values as of the acquisition date and added to those of the Company. The reported financial condition and results of operations of the Company after completion of the Merger will reflect these values, but will not be restated retroactively to reflect historical financial position or results of operations of Copley.

The purchase price is determined as follows:

Total cash paid upon closing	$76,875
Estimated transaction costs incurred by the Company	711

Total amounts paid upon or as part of closing	77,586
Estimated working capital adjustment payments	787
Estimated reimbursement of tax consequences	1,000

Total estimated purchase price	$79,373

For purpose of this pro forma presentation, the estimated purchase price has been allocated, on a preliminary basis, to the acquired tangible and intangible assets and liabilities based on their estimated fair values as of January 31, 2008 as follows:

Current assets	$31,787
Property, plant and equipment and other long-term assets	4,120
Current liabilities	(10,973)
Goodwill and other intangible assets	54,439

Total	$79,373

Unaudited pro forma condensed consolidated financial data

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

(in thousands, except per share data)

The amount allocated to acquired goodwill and other identifiable intangible assets has been attributed to the following categories based on preliminary valuation:

Patented and unpatented technology	$11,426
Trademarks and tradenames	7,225
Customer relationships	25,358
Backlog	2,085
Goodwill	8,345

Total	$54,439

The identifiable intangible assets, other than goodwill, will be amortized over their estimated useful lives ranging from 0.5 to 14 years on a straight-line basis, which approximates the anticipated economic benefits attributable to them.

The purchase price allocation above is preliminary and is presented for pro forma information only. Actual purchase price allocation will be based on the fair values of assets acquired, including current assets, fixed assets and identifiable intangible assets, and the fair values of the liabilities assumed as of April 14, 2008. The excess of the purchase price over the fair values of assets and liabilities acquired will be allocated to goodwill and will not be amortized in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.” The purchase price allocation will remain preliminary until management of the Company completes its valuation of the significant identifiable intangible assets acquired and determines the fair values of other assets and liabilities acquired. The final amounts allocated to assets and liabilities acquired could differ significantly from the amounts presented in the unaudited pro forma condensed consolidated financial statements.

2. The following describes the pro forma adjustments related to the Merger made in the accompanying unaudited pro forma condensed consolidated balance sheet as of January 31, 2008 and the unaudited condensed consolidated statements of operations for the fiscal year ended July 31, 2007 and the six months ended January 31, 2008:

a.	To reflect the cash and marketable securities that were distributed to Copley’s former shareholders, leaving a minimum of $5,000 acquired by the Company.

b.	To record the cash purchase price, including estimated transaction costs incurred by the Company, paid or otherwise due upon closing of the Merger.

c.	To record the estimated fair value adjustment to the carrying value of Copley’s inventory balance in purchase accounting. The related amortization expense has not been included as an adjustment to cost of sales in the pro forma statement of operations because its impact is not expected to extend beyond the next twelve months.

d.	To reflect estimated fair value adjustments for property, plant and equipment based on preliminary valuation using best available information. The related amortization expense has not been included as an adjustment to cost of sales and operating expenses in the pro forma statement of operations because its impact is not expected to be material.

e.	To record the estimated fair values of acquired identifiable intangible assets and goodwill. No pro forma expense has been included in the pro forma statements of operations for the write-off of backlog as it is not considered a recurring item and will be fully amortized over the subsequent six months.

f.	To eliminate the intangible asset balance from Copley’s historical consolidated balance sheet. The related amortization expense has not been removed from operating expenses in the pro forma statement of operations because its impact is not expected to be material.

g.	To accrue for personnel and idle facility space related restructuring charges at Copley of $950 and $150, respectively, as well as payments for the working capital adjustments of $787 and reimbursement of tax consequences to the former Copley shareholders of $1,000.

h.	To eliminate the deferred rental credits balance from Copley’s historical consolidated balance sheet.

i.	To eliminate Copley’s historical stockholders’ equity account balances in purchase accounting.

j.	To reflect the estimated amortization expense related to the acquired identifiable intangible assets arising from the Merger.

k.	To eliminate interest income on the $76,875 of payments made at closing by the Company, less the $5,000 of cash acquired, at an average annual rate of approximately 5%.

l.	To reflect the estimated income tax effect for Copley’s historical consolidated statement of operations at an estimated tax rate of approximately 31% for both the fiscal year ended July 31, 2007 and the six months ended January 31, 2008 as Copley was formerly an S Corporation and the tax effect of the pro forma merger adjustments.